Exhibit 10.68

AMENDED, CONSOLIDATED AND RESTATED

SECURED PROMISSORY NOTE

November 10, 2022

FOR VALUE RECEIVED, ACURA PHARMACEUTICALS, INC., a New York corporation having its principal place of business at 616 N. North Court, Suite 120, Palatine, Illinois, as maker (the “Company”), hereby unconditionally promises to pay to the order of Abuse Deterrent Pharma, LLC, a Kentucky limited liability company having its principal place of business at 2604 River Green Circle, Louisville, Kentucky 40206, or its assigns (the “Noteholder”), the aggregate principal sum of TWO MILLION THREE HUNDRED NINETEEN THOUSAND TWO HUNDRED SEVENTY-NINE DOLLARS ($2,319,279), in lawful money of the United States of America, together with interest thereon, as provided in this Promissory Note (this “Note”).

This Note amends, consolidates, restates and replaces the promissory notes made by the Company in the aggregate original principal amount of One Million Nine Hundred Twenty-Five Thousand Dollars ($1,925,000), as set forth on Exhibit A attached hereto, and assigned to the Noteholder (collectively, the “Prior Notes”). This Note is not intended to be, and shall not be construed as, a novation of the indebtedness evidenced by the Prior Notes. The principal amount of this Note includes the interest previously accrued on the Prior Notes as of the date of the issuance of this Note. This Note shall be entitled to the benefits (in the same priority) of, inter alia, any security at any time granted and pledged by the Company to the Noteholder in conjunction with the original execution and delivery of the Prior Notes or predecessor notes or by the Company or any other person at any time thereafter. This Note also evidences an additional loan from the Noteholder to the Company made on the date hereof in the original principal amount of Three Hundred Fifty Thousand Dollars ($350,000).

1.Definitions. Unless defined elsewhere in this Note, capitalized terms used herein shall have the meanings set forth in this Section 1.

“Contingent Obligation” means any direct or indirect liability, contingent or not, of the Company for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by the Company, or for which the Company is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of the Company; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect the Company against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Company in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Permitted Indebtedness” means (a) the Company’s Indebtedness to the Noteholder under this Note; (b)  Subordinated Debt; (c) Indebtedness existing on the date hereof and disclosed on the Perfection Certificate(s) delivered in accordance with the Security Agreement; (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; (e) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by the Company to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made); (f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of the Company’s business; and (g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon the Company.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority or other entity.

 “Subordinated Debt” is Indebtedness incurred by the Company subordinated to all Indebtedness of the Company to the Noteholder (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Noteholder, entered into between the Noteholder, the Company, and the other creditor), on terms acceptable to the Noteholder.

2.Maturity Date; Prepayment.

2.1Maturity Date. The Company agrees to pay the principal sum of this Note and interest on the unpaid principal sum of this Note on December 31, 2023 (the “Maturity Date”). Time shall be of the essence with respect to all of the Company’s obligations under this Note.

2.2Prepayment. This Note may not be prepaid by the Company (either in whole or in part) without the prior written consent of the Noteholder in its sole discretion.

2.3Payment Mechanics. All payments of interest and principal shall be made in lawful money of the United States of America on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing.  All payments on this Note shall be applied first to the payment of any expenses or charges payable hereunder, and next to accrued interest, and then to the principal balance hereof, or in such other order as the Noteholder may elect in its sole discretion.

2.4Rescission. If at any time any payment made against this Note (whether payment is made by the Company, any guarantor, or any other Person) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Company or such other Person who made the payment, or otherwise, or if any check or other written order to pay any amount to the Noteholder is dishonored or returned as unpaid by the bank against whom it is drawn, the Company’s obligation to make such payment shall be reinstated as though such payment had not been made.

2.5Election to Apply to Alprazolam Product and Oxycodone Product. In the event the Noteholder elects to add the Alprazolam Product or Oxycodone Product, or both, as an additional licensed product under the License, Development and Commercialization Agreement dated as of June 28, 2019, as amended, by and between the Company and the Noteholder (the “License Agreement”), the Noteholder shall have the right, in its sole discretion, upon written notice to the Company at any time, to have One Million Dollars ($1,000,000) of the amount payable hereunder be applied, in lieu of payment to the Noteholder, to amounts payable by the Noteholder in respect of each such license (i.e. a total of Two Million Dollars ($2,000,000) in the event the Noteholder elects to add both the Alprazolam Product and Oxycodone Product as additional licensed products).

3.Interest. The outstanding principal amount of this Note shall bear interest at a fixed rate equal to five and one-quarter percent (5.25%) per annum and shall accrue and be payable at the Maturity Date. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, including upon an Event of Default, such overdue amount shall bear interest at a rate equal to seven and one-half percent (7.5%) per annum from the date of such non-payment until such amount is paid in full. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed.

4.Limitation. Notwithstanding anything to the contrary contained herein, all agreements and communications between the Company and Noteholder are hereby and shall automatically be limited so that, after taking into account all amounts deemed interest, the interest contracted for, charged or received by Noteholder shall never exceed the maximum legal rate of interest permitted by law.

5.Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)The Company fails to pay any principal or interest or any other amount payable hereunder when due and such failure continues for 5 days;

(b)The Company fails to perform any other covenant or obligation set forth in this Note or the Security Agreement;

(c)The License Agreement is terminated by the Noteholder pursuant to Section 3.1.3 or 3.1.4 thereof;

(d)The Company fails to pay when due any of its indebtedness for borrowed money (other than indebtedness under this Note) in a principal amount exceeding $100,000, or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness;

(e)The Company commences any voluntary case, proceeding, or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Company makes a general assignment for the benefit of its creditors;

(f)There is commenced against the Company any involuntary case, proceeding, or other action of a nature referred to in (e) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of 30 days;

(g)There is commenced against the Company any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof;

(h)The Company takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in (e), (f) or (g) above;

(i)The Company is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due; or

(j)A final non-appealable judgment or decree for money in excess of $100,000 (to the extent not paid or covered by insurance) is entered against the Company and such judgment or decree has not been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof.

6.Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Company (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable under this Note, immediately due and payable and/or (b) exercise any or all of its rights, powers, or remedies under applicable law; provided, however that, if an Event of Default described in any of (e) through (i) above shall occur, the principal of and accrued interest on this Note shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

7.Negative Covenants. The Company shall not do any of the following without the prior written consent of the Noteholder in its sole discretion:

(a)create, or authorize the creation of, or issue or obligate itself to issue any securities (other than the issuance of stock options, restricted stock units or other equity incentive grants of the Company pursuant to the terms of stock option plans, restricted stock unit plans or similar plans, provided such issuances do not exceed, in the aggregate, 1,250,000 shares during the period of eighteen (18) months commencing on the date of this Note);

(b)create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness; or

(c)issue any press release or make any public statement other than as required to satisfy its statutory or regulatory filing and reporting obligations or to comply with any other legal or regulatory requirements to which the Company is subject, provided that the Company takes reasonable steps to minimize the extent of any such disclosure.

8.Transfer. This Note may be assigned, transferred, or negotiated by the Noteholder to any individual or entity, at any time, without notice to or the consent of the Company. The Company shall not have the right to assign, delegate or transfer its rights or obligations under this Note without the prior written consent of Noteholder, and any attempted assignment, delegation or transfer without such consent shall be null and void. This Note shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

9.	Miscellaneous.

9.1Governing Law; Jurisdiction. This Note, and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby and thereby shall be governed by the laws of the Commonwealth of Kentucky, without giving effect to conflict of law provisions. The Company hereby consents to the jurisdiction of any state or federal court located within the County of Jefferson, Commonwealth of Kentucky, and irrevocably agrees that, subject to the Noteholder’s sole and absolute election, any case or proceeding relating to Title 11 of the United States Code and any actions relating to the indebtedness evidenced hereby shall be litigated in such courts, and the Company waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court. Nothing contained in this paragraph shall affect the right of the Noteholder to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction.

9.2Waiver of Jury Trial. THE COMPANY ACKNOWLEDGES THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND AFTER HAVING CONSULTED (OR HAVING HAD AMPLE OPPORTUNITY TO CONSULT) ITS LEGAL COUNSEL

CONCERNING THE CONSEQUENCES OF SUCH WAIVER, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT TO ENFORCE OR COLLECT OR OTHERWISE IN CONNECTION WITH THIS NOTE OR ANY RELATED DOCUMENTS.

9.3Waiver of Notice. The Company hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity, and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

9.4Amendments and Waivers. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of the Company or Noteholder, but only by an agreement in writing signed by both Noteholder and the Company. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

9.5No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.6Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.7Security. This Note is secured by and entitled to the benefits of that certain Security Agreement dated as of the date hereof by and between the Company and the Noteholder, as the same may be amended or restated and including any successor agreement (the “Security Agreement”).

[End of text; signature page follows.]

IN WITNESS WHEREOF, the Company has executed this Amended, Consolidated and Restated Secured Promissory Note as of November 10, 2022.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter A. Clemens
Name:	Peter A. Clemens
Title:	Senior Vice President & CFO

Exhibit A

Date	Loan #	Principal	Aggregated Principal

12/21/2021	1	$150,000	$150,000
1/3/2022	2	$125,000	$275,000
1/31/2022	3	$200,000	$475,000
3/31/2022	4	$150,000	$625,000
4/29/2022	5	$150,000	$775,000
5/20/2022	6	$100,000	$875,000
6/10/2022	7	$100,000	$975,000
7/6/2022	8	$150,000	$1,125,000
7/18/2022	9	$150,000	$1,275,000
8/23/2022	10	$250,000	$1,525,000
9/20/2022	11	$150,000	$1,675,000
10/13/2022	12	$250,000	$1,925,000

		$1,925,000